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                                                                    EXHIBIT 3.12
                         CERTIFICATE OF AMENDMENT OF THE
                            ARTICLES OF ORGANIZATION
                                       OF
                            BARDEN NEVADA GAMING, LLC

       Pursuant to Nevada Revised Statutes Section 86.221, the undersigned does hereby declare and certify that:

       1. He constitutes the sole member of Barden Nevada Gaming, LLC, a Nevada limited liability company (the "Company").

       2. The original Articles of Organization of the Company were filed with the Secretary of State of Nevada on November 22, 1999.

       3. The Articles of Organization of the Company are hereby amended as follows:

              3.1 Article VI of the Articles of Organization of the Company is amended to read in its entirety as follows:

                                   ARTICLE VI
                                    PURPOSES

       The purposes for which the Company is formed are:

       (a) To distribute and sell gaming devices in and outside of the State of Nevada in accordance with the laws of the State of Nevada and the United States of America; and

       (b) To conduct and engage in any other business or activity permitted by law.

              3.2 Article VII of the Articles of Organization of the Company is amended to read in its entirety as follows:

                                  ARTICLE VII
                                  RESTRICTIONS

       Section 7.1 Transfer of Interest in the Company. Notwithstanding anything to the contrary expressed or implied in these articles of organization, after such time as the Company is licensed by the Nevada Gaming Commission (the "Commission"), the sale, assignment, transfer, pledge or other disposition of any interest in the Company is ineffective unless approved in advance by the Commission. If at any time the Commission finds that a member which owns any such interest is unsuitable to hold that interest, the Commission shall immediately notify the Company of that fact. The Company shall, within ten days from the date that it receives the notice from the



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Commission, return to the unsuitable member the amount of his capital account as reflected on the books of the Company. Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the Company, it is unlawful for the unsuitable member: (a) to receive any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than a return of capital as required above; (b) to exercise directly or through a trustee or nominee, any voting right conferred by such interest; (c) to participate in the management of the business and affairs of the Company; or (d) to receive any remuneration in any form from the Company, for services rendered or otherwise.

       Section 7.2 Determination of Unsuitability. Any member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company, at which time the Company shall, within ten days, after the Company receives notice from the Commission, return to the member in cash, the amount of his capital account as reflected on the books of the Company, and the unsuitable member shall no longer have any direct or indirect interest in the Company.

       IN WITNESS WHEREOF, the undersigned sole member has executed this Certificate of Amendment of Articles of Organization as of this 14th day of August 2001.

                                              /s/ Don H. Barden
                                              ----------------------------------
                                              Don H. Barden